A.Prot. 2002/343
dated August 28, 2002 of the Notary
Stephan Cueni, Basel (Switzerland)


                                  NOTARIAL DEED

                      Share Purchase and Transfer AGREEMENT


Negotiated at Basel/Switzerland this 28th (twenty-eighth) day of August 2002 (two thousand and two).

Before me, the undersigned Notary Public


                                  Stephan Cueni


at Basel/Switzerland appeared today:


1. Dr. John Maurer, born October 7, 1970, German citizen, attorney at law, domiciled at DE-61231 Bad Nauheim, Frankfurter Strasse 44, identified by his German Identity Card,


     acting not in his own name, but as authorized representative of


     a) Johnson Beteiligungsgesellschaft mbH ("Seller"), a German limited liability company having its registered seat in DE-65510 Idstein, Limburger Str. 38-40, registered with the commercial register of the local court of Idstein under HRB 2050, on the basis of a certified power of attorney dated August 8, 2002, a hereby certified copy of which is attached to this Deed;


     b) Johnson Outdoors Inc. ("Johnson Outdoors"), a company incorporated under the laws of Wisconsin, USA, having its registered office in 555 Main Street, Suite 028, Racine, Wisconsin WI 53403, USA, on the basis of a certified power of attorney dated August 12, 2002, a hereby certified copy of which is attached to this Deed.

2. Mr. Frank Meckes, born August 4, 1966, German citizen, attorney at law, domiciled at DE-81673 Munchen, Halserspitzstrasse 13, identified by his German Identity Card,


     acting not in his own name, but as authorized representative of


     Ganymed Einhundertdreiundsiebzigste Vermogensverwaltungs GmbH ("Purchaser"), a German limited liability company having its registered office in DE-60323 Frankfurt am Main, Oberlindau 76-78, registered with the commercial register of the local court of Frankfurt am Main under HRB 55059, on the basis of a certified power of attorney dated August 26, 2002, a hereby certified copy of which is attached to this Deed.


          (Seller, Purchaser and Johnson Outdoors collectively the "Parties")



The acting Notary advised the persons appearing that a notary who or whose partners in the law firm have formerly acted as legal advisors to one of the parties involved in the matter to be notarized would not be entitled to take office as a notary in the matter at hand pursuant to ss. 233 Sect. 1(4) of the Introductory Act of the Canton Basel-City relating to the Swiss Civil Code which provision corresponds with the so-called "Vorbefassungsverbot" under the German Act of Notarization (ss. 3 Sect. 1(7)). The acting Notary states that he himself and his firm have not been involved in the matter at hand in the meaning of said provisions. The Parties hereby confirm such statement of the acting Notary.


The persons appearing requested this Deed to be recorded in the English language. The acting Notary Public who is in sufficient command of the English language ascertained that the persons appearing are also in command of the English language. After having been instructed by the acting Notary, the persons appearing waived the right to obtain the assistance of a sworn interpreter and to obtain a certified translation of this Deed.


First the persons appearing asked for the Notarization of the following:


The parties have full knowledge of the Notarial Deed A.Prot. 2002/336 of the acting Notary of August 21, 2002 ("Reference Deed"). The parties hereby confirm the entire wording and content of the Reference Deed and the declarations made by Mr. Oliver Hugli on their behalf. The persons appearing waived the right to have the Reference Deed read


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

aloud and to have it attached to this present Deed. The original of the Reference Deed was available for inspection during the present Notarization.


Any reference in the present Deed to an Annex shall be deemed as a reference to the corresponding Annex in the Reference Deed as far as such Annex is not replaced, amended or altered in an Annex to the present Deed.


Hereafter is set forth a list of the Annexes and their source reference:


                                 List of Annexes

                                                     Reference      Present
Description        Content                             Deed          Deed
-----------        -------                           ---------      -------

A/1                Business Description                  X             --

3.1                Debt                                  X             --

3.4                Status Principles                     X             --

5.1.4              Share Capital                         X             --

5.1.6              Interest in Third Parties             X             --

5.1.7/1            Financial Statements                  X             --

5.1.7/2            Company Management Members            X             --

5.1.8/1            Disposed Fixed Assets                 X             --

5.1.8/2            Encumbrances etc. on Fixed            X             --
                   Assets

5.1.9              Lease Contracts                       X             --

5.1.10/1           Owned Intellectual                    X             --
                   Property Rights

5.1.10/2           Encumbrances etc. on IPR              X             --

5.1.10/3           Infringements on IPR                  X             --

5.1.10/4           Johnson Group IPR                     X             --

                                                     Reference      Present
Description        Content                             Deed          Deed
-----------        -------                           ---------      -------

5.1.12             Litigation                            X             --

5.1.13/1           Principal Agreements (1)              X        replacement
                                                                 of page "Jack
                                                                    Wolfskin
                                                                    Accounts
                                                                 Payable Trade"

5.1.13/2           Principal Agreements (2)              X             --

5.1.13/2(a)-(i)    Principal Agreements (3)              X             --

5.1.13/3           Defaults                              X             --

5.1.14(a)          Employees                             X             --

5.1.14(b)          Works Agreements etc.                 X             --

5.1.14(c)          Pension Commitments                   X             --

5.1.14(d)          Management Service Contracts          X             --

5.1.15             Insurance Contracts                   X             --

5.1.19/1           Material Adverse Changes              X             --

5.1.19/2           Management Case                       X             --

5.2                Seller's Knowledge                    X             --

6.5                Data Room Index and                   X             --
                   Additional Documents

10.1               Regulatory Authorities                X             --

11.1               Johnson Guarantees                    X             --

11.2(a)/1          Territory                             X             --

11.2(a)/2          Excluded Activities                   X             --

                                                     Reference      Present
Description        Content                             Deed          Deed
-----------        -------                           ---------      -------

11.9/1             Store Partners                        X             --

11.9/2             NA JW Business                        X             --



Then the persons appearing, acting as indicated, declared with request for Notarization the following



                      Share Purchase and Transfer Agreement


                                    Preamble


A. The Johnson Outdoors group is an industrial group headquartered in Racine, Wisconsin, USA, which is engaged in the designing, manufacturing and marketing of recreational products ("Johnson Group"). The ultimate parent company of the Johnson Group is Johnson Outdoors, whose shares are listed at the NASDAQ. One of the Johnson Group's businesses is the German-based Jack Wolfskin business which is engaged in developing and marketing premium outdoor apparel, equipment and footwear ("JW Business" or "JW"). The JW Business, which is described in more detail in Annex A/1, comprises locations in Germany and Switzerland.


     The JW Business is operated by Jack Wolfskin Ausrustung fur Draussen GmbH (the "Company") as parent company and by its subsidiary Jack Wolfskin Schweiz GmbH, Switzerland (the "JW Subsidiary"; the Company and the JW Subsidiary hereinafter the "JW Entities"). The Company has an aggregate share capital of (euro) 260,000 (in words: EURO two hundred sixty thousand) consisting of one share in the nominal amount of (euro) 260,000 (in words:
     EURO two hundred sixty thousand) (the "Share").


B. As the result of a review of Johnson Outdoors' long-term strategic focus, the JW Business was classified as non-core for the future strategy of the Johnson Group. Therefore, Johnson Outdoors has decided to dispose of its interest in the Company to allow the JW Business to further strengthen its strong position in the markets in which it is operating and to expand its business into new areas under new ownership.

C. Purchaser is a German limited liability company with its registered offices in Frankfurt am Main, registered with the commercial register of the local court of Frankfurt am Main under HRB 55059, and is engaged in the administration of property. Purchaser's sole shareholder is Ganymed Outdoor Beteiligungs GmbH & Co. Kommanditgesellschaft, a German limited partnership, affiliated to Bain Capital Fund VII-E (UK), Limited Partnership, a limited partnership organized under the laws of England and Wales.


D. The disposal of the JW Business shall be effected by the sale and transfer of Johnson Group's interest in the Company.


NOW, THEREFORE, the Parties agree as follows:


                                    Article 1
                        Sale and Assignment of the Share


1.1 Subject to the conditions precedent set forth in Sec. 10.1, Seller hereby sells the Share including all rights attached thereto to Purchaser, who hereby accepts such sale, with effect as of the Closing Date as defined hereinafter.


1.2 Subject to the conditions precedent set forth in Sec. 10.1 and to the further condition that the Initial Purchase Price as set forth in Sec. 2.1 is paid pursuant to Sec. 2.2, Seller hereby assigns the Share to Purchaser, who hereby accepts such assignment, as of the Closing Date (such assignment hereinafter the "Closing").


      Purchaser shall have the right to receive dividends for the entire fiscal year beginning June 30, 2002, provided that the adjustment procedure in Sec. 3 remains unaffected thereof.


1.3 The "Closing Date" as referred to herein shall be the third banking day in Frankfurt am Main (each such banking day a "Business Day") following the day on which the last of the conditions precedent pursuant to Sec. 10.1 will be satisfied or waived pursuant to Sec. 10.2, however not before August 29, 2002, or any other day as agreed between the Parties.

                                    Article 2
                             Initial Purchase Price


2.1 Subject to the adjustment pursuant to Article 3, the purchase price owed by Purchaser for the Share shall be(euro) 64,000,000 (in words: EURO sixty-four million) ("Initial Purchase Price").


2.2 The Initial Purchase Price shall be paid by Purchaser by 5:00 p.m. German time on the Closing Date by wire transfer of immediately available funds at Purchaser's expense to such account of Seller as Seller may specify in writing to Purchaser at least three Business Days prior to the Closing Date.


2.3 The Initial Purchase Price shall bear interest at a rate of 4 % p.a. as from the Economic Transfer Date as defined hereinafter until the payment of the Initial Purchase Price. The interest payment shall be due at the time of the purchase price adjustment pursuant to Sec. 3.3 by wire transfer of immediately available funds at Purchaser's expense to such account of Seller as Seller may specify to Purchaser at least three (3) Business Days prior to the due date. Notwithstanding Sec. 12.4, Seller shall be entitled to set off its claim for payment of interest on the Initial Purchase Price against any claims of Purchaser, if any, arising from the purchase price adjustment set forth in Article 3 hereof.


                                    Article 3
                      Adjustment of Initial Purchase Price


3.1   For the purposes of this Agreement, the following definitions shall apply:


      "Cash" means the aggregate of the following amounts as set out in the cash ledgers of any of the JW entities:


                  cash at bank of any of the JW Entities;


            +     cash of any of the JW Entities which has not been banked;


            + the amount payable under cheques made out to any of the JW Entities which has not been paid into the bank account of any of the JW Entities;

            + amounts payable under any credit card receipts in favor of any of the JW Entities;


            +     short term investments, e.g. money market funds.


      "Debt" shall have the meaning as set forth in Annex 3.1.


      For the avoidance of doubt, Debt does not include (i) guarantees, (ii) letters of credit issued or given by the Company to cover or guarantee future obligations, (iii) losses from hedging contracts which were disclosed subsequent to Seller's due diligence report and the final bid letter and (iv) any intercompany debt whether interest bearing or not, including, but not limited to, any intercompany trade payables and trade receivables.


      "Net Inventory" means


                  gross inventory comprising the following items:


                        inventory at hand (raw materials and finished goods) of any of the JW Entities;


                        work in progress of any of the JW Entities (raw material in production);


                        goods in transfer of any of the JW Entities (finished goods shipped by suppliers not yet received);


            -     inventory reserves set aside by any of the JW Entities.


      "Trade Working Capital" means


                  Net Inventory;


            +     gross trade receivables less allowance for doubtful accounts;


            -     trade payables.


3.2 The Initial Purchase Price owed by Purchaser pursuant to Article 2 shall be subject to the following adjustments (the Initial Purchase Price as adjusted pursuant to the following provisions hereinafter the "Adjusted Purchase Price"):

      3.2.1 If Cash (as set out in the Status) minus Debt (as set out in the Status) as per August 2, 2002, 24.00 hours ("Economic Transfer Date") exceeds or is less than (euro) 0 (in words: EURO zero), then, within five (5) Business Days of either the Adjustment Report becoming final under Sec. 3.4(e) or the decision of the Expert Arbitrator being made available for collection by the Parties pursuant to Sec. 3.4(f), either: if the balance is greater than
            (euro) 0 (in words: EURO zero) Purchaser shall pay the balance to Seller or, as the case may be, if the balance is less than (euro) 0 (in words: EURO zero), Seller shall pay the balance (expressed positively) to Purchaser.


      3.2.2 If Trade Working Capital as per the Economic Transfer Date (as set out in the Status) exceeds or is less than (euro) 24,500,000 (in words: EURO twenty-four million five hundred thousand) by more than 1 % (the "Adjustment Amount"), then, within five (5) Business Days of either the Adjustment Report becoming final under Sec. 3.4(e) or the decision of the Expert Arbitrator being made available for collection by the Parties pursuant to Sec. 3.4(f), either: if the Adjustment Amount is a positive amount Purchaser shall pay to Seller an amount equal to the Adjustment Amount or, as the case may be, if the Adjustment Amount is a negative amount then Seller shall pay to Purchaser an amount equal to the Adjustment Amount (expressed positively), provided that the amount which equals 1 % shall not be deducted from the Adjustment Amount and the Adjustment Amount therefore shall include the 1 %.


3.3 The amount by which the Adjusted Purchase Price is higher or lower than the Initial Purchase Price, as the case may be, plus interest on such excess or shortfall amount at a rate of 4 % p.a. as from the Economic Transfer Date shall be paid by Purchaser or Seller, respectively, within five (5) Business Days after the Status and Adjustment Report as defined hereinafter has become final and binding for the Parties pursuant to Sec.
      3.4 by wire transfer of immediately available funds at the respective payer's expense to such account which the respective payee may specify in writing to the payer at least three (3) Business Days prior to the due date set forth above.


3.4 The Cash, Debt and Trade Working Capital of the JW Entities as per the Economic Transfer Date will be determined as follows:


      (a) Seller shall ensure that the management of the JW Entities shall (i) prepare within ten (10) Business Days after the Economic Transfer Date (a) a status showing all items included in Cash, Debt and Trade Working Capital of the JW Entities as per the Economic Transfer Date ("Status") prepared in accordance with the principles set forth in Annex 3.4, and (b) a report ("Adjustment Report") calculating on the basis of the Status the amount of Cash, Debt and Trade Working Capital of the JW Entities as per the Economic Transfer Date and (ii) provide a copy of the Status and the Adjustment Report to Seller. Seller will provide a copy of the Status to Purchaser immediately upon Closing.


      (b) Seller shall submit the Status and the Adjustment Report to Arthur Andersen Wirtschaftsprufungs-, Steuerberatungsgesellschaft mbH, a member of Ernst & Young International ("Seller's Auditor") for review. Seller's Auditor shall complete such review within twenty
            (20) Business Days and submit the Status and Adjustment Report to Purchaser.


      (c) Purchaser shall ensure that at all times after the Closing Date Seller and Seller's Auditor and their respective personnel, agents, accountants or other professional advisors shall have access to the respective business sites as well as to any facilities of the JW Entities and be allowed to participate in any physical inventories and to inspect any relevant books, records, documents or other materials and data for the purpose of a proper conduct of the procedures set forth in this Sec. 3.4. Purchaser shall, and shall cause the JW Entities as well as Purchaser's and the JW Entities' personnel, agents, accountants and other professional advisors involved in the preparation of the Status, to fully co-operate with Seller and Seller's Auditor and their respective personnel, agents, accountants and other professional advisors in all matters relating to the conduct of the procedures set forth in this Sec. 3.4 and provide all relevant information relating to all items included in the Status as requested from time to time for the purpose of a proper conduct of the procedures set forth in this Sec. 3.4.


      (d) Within twenty (20) Business Days after the receipt of the Status and the Adjustment Report pursuant to para. (b), however not earlier than twenty (20) Business Days after the Closing Date, Purchaser shall notify Seller of any objections against the contents of the Status specifying the items to which such objections relate and the reason for such objections or against the calculations in the Adjustment Report by delivering to Seller a written notice ("Disagreement Notice").

      (e) To the extent Purchaser does not raise objections by delivery of a Disagreement Notice to Seller pursuant to para. (d) within the period referred to in para. (d), the Status and the Adjustment Report as submitted by Seller's Auditor shall become final and binding for the Parties.


            If a Disagreement Notice is delivered pursuant to para. (d) within the period referred to in para. (d), Seller and Purchaser shall attempt to resolve the disputed issues by meeting and conferring in good faith during the 15-day period following the receipt of the Disagreement Notice by Seller.


      (f) If Seller and Purchaser are unable to resolve their disagreement within such 15-day period, then each of Purchaser or Seller shall be entitled to submit the disputed issues to the Frankfurt office of KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft Wirtschaftsprufungsgesellschaft which shall decide the dispute acting as expert arbitrator (Schiedsgutachter,ss. 317 German Civil Code (Burgerliches Gesetzbuch)) ("Expert Arbitrator"). The Expert Arbitrator shall be instructed by the Party or Parties submitting the dispute to it to render a decision regarding the disputed items within a one-month period, if possible, which decision shall be final and binding for the Parties. The Expert Arbitrator shall furthermore be instructed by the Party or Parties submitting the dispute to it (i) to make its decision having regard to the provisions of the Agreement, in particular, but not limited to, the accounting and valuation standards and principles referred to in para. (a) above, (ii) not to decide on legal issues and not to deviate from, or replace, the JW Entities' or Seller's Auditor's discretion exercised within the accounting and valuation standards and principles referred to in para. (a) above in preparing and reviewing the Status and the Adjustment Report except to the extent such discretion was improperly exercised (Ermessensuberschreitung),
            (iii) to give each of the Parties the opportunity to present their views in writing and in an oral hearing prior to rendering its decision, and (iv) to render its decision in writing with reasons. The Expert Arbitrator shall furthermore be instructed by the Party or Parties submitting the dispute to it to retain experts at its own discretion to obtain any expert opinions required to render its decision on a reasonably informed basis. The Expert Arbitrator's decision shall not go beyond the disputed issues and specific value determined by either Party.

            The Expert Arbitrator shall also decide on the allocation of the costs of the mediation procedure in accordance with ss.ss. 91 et seq. of the German Civil Procedure Rules (Zivilprozessordnung).


                                    Article 4
                          Exclusion of Statutory Claims


Seller and Purchaser agree that the applicability of the provisions of ss.ss. 434 et seq. of the German Civil Code including any and all warranty claims and other remedies provided for therein shall be excluded. In entering into this Agreement, the Parties assume that the statements set forth in Article 5 shall be true and correct as of the date hereof or such other date as expressly provided for in Article 5. For the avoidance of doubt, the Parties agree that the statements made in Article 5 do not constitute Beschaffenheitsgarantien within the meaning of ss.ss. 443, 444 of the German Civil Code (BGB). As a precaution, Purchaser herewith expressly waives (i) the assertion of any statutory claims against Seller pursuant to ss.ss. 434 et seq. of the German Civil Code and (ii) any recourse to ss. 444 of the German Civil Code.


In case of the incorrectness of any of the statements set forth in Article 5, Seller shall be liable to Purchaser in accordance with Article 6 and Purchaser shall only have the remedies set forth in Article 6 which shall be the exclusive remedies available to Purchaser.


                                    Article 5
                Agreements regarding the Share and other matters


5.1 Seller and Purchaser hereby agree that the following statements with regard to the Share, the Company and the JW Business shall be true and correct as of the date hereof or such other date as expressly provided hereinafter:


      5.1.1 As of the Closing Date, the Company is duly incorporated and validly existing under the laws of Germany and has the power to own its assets and to carry on the JW Business.


      5.1.2 As of the Closing Date, Seller is the sole owner of the Share and the Share is validly issued, fully paid, not repaid and non-assessable and free and clear of any security interests, liens, pledges, or other encumbrances or third party rights and not subject to any transfer restrictions or pre-emption or similar acquisition rights, except as provided in its articles of association.

      5.1.3 As of the Closing Date, there are no outstanding subscriptions, options, warrants or rights to acquire any newly issued share of the Company or any agreements to which the Company is a party by which it is bound to issue any new shares.


      5.1.4 As of the Closing Date, the JW Subsidiary is duly incorporated and validly existing under the laws of Switzerland and has the power to own its assets and to carry on the JW Business and has the share capital as shown in Annex 5.1.4 hereto, the Company holds all shares in the JW Subsidiary and such shares are validly issued, fully paid, not repaid and non-assessable and free and clear of any security interests, liens, pledges, or other encumbrances or third party rights and not subject to any transfer restrictions or pre-emption or similar acquisition rights, except as provided in its articles of association.


      5.1.5 As of the Closing Date, there are no outstanding subscriptions, options, warrants or rights to acquire any newly issued shares of the JW Subsidiary or any agreements to which the JW Subsidiary is a party by which it is bound to issue any new shares.


      5.1.6 Except as disclosed in Annex 5.1.6, neither of the JW Entities owns any interest in any corporation, partnership, joint venture or other business entity as of the Closing Date.


      5.1.7 The consolidated financial statement of the JW Entities as per June 30, 2002 ("Financial Statement") attached as Annex 5.1.7/1 has been prepared in accordance with US GAAP as consistently applied with past practice ("US Accounting Principles") and the Financial Statement presents fairly the consolidated earnings, assets and liabilities and the financial condition of the JW Entities.


              The members of the Company's management listed in Annex 5.1.7/2 have confirmed to the Seller in writing that, to their best knowledge as of the date hereof, no JW Entity had, as of June 30, 2002, any liabilities or obligations, whether accrued, contingent or otherwise (except as reflected or provided for in the Financial Statement or the notes under the financial statements as of June 30, 2002 prepared in accordance with German GAAP as consistently applied with past practice, hereinafter the "Notes"), that, pursuant to the US Accounting Principles, would have had to be reflected or provided for in the Financial Statement or stated in the Notes if they had been known to those members of the Company's management listed in Annex 5.1.7/2 as of June 30, 2002.


      5.1.8 The Company is the owner of the fixed assets (Sachanlagevermogen) reflected in the Financial Statement or acquired by it after June 30, 2002 except for fixed assets (i) which have been disposed of in the ordinary course of business or (ii) as set out in Annex 5.1.8/1 hereto ("JW Fixed Assets"). The JW Fixed Assets are free of any liens, pledges or other encumbrances or any other third party rights except (a) granted with respect to liabilities or reserves which are reflected in the Financial Statement or (b) as set forth in Annex 5.1.8/2 or (c) granted in the ordinary course of business.


      5.1.9 Annex 5.1.9 hereto contains a list of all leases for real property leased by any of the JW Entities as of the Closing Date. None of the JW Entities owns any real property.


      5.1.10 As of the Closing Date, the JW Entities are the owners of all patents, utility models, registered designs, copyrights and trade and service marks and all applications for any of the foregoing identified in Annex 5.1.10/1 hereto ("Owned Intellectual Property Rights") and all registrations, other filings or fees payable for such Owned Intellectual Property Rights have been made, filed or paid when due; except as set out in Annex 5.1.10/2 hereto, the Owned Intellectual Property Rights are valid and free of security rights, pledges, beneficial interests or other encumbrances or licenses, rights to use or option rights of third parties and, to Seller's Knowledge, not contested.


              Except as shown in Annex 5.1.10/3 and to Seller's Knowledge (i) the use of the Owned Intellectual Property Rights in the JW Business does not infringe, nor is claimed to infringe, to a material extent, upon the rights of any third party, and (ii) no party infringes to a material extent upon any of the Owned Intellectual Property Rights.


              Except as listed in Annex 5.1.10/4 the JW Entities do not use any intellectual property rights owned by or licensed from any entities of the Johnson Group.

      5.1.11 As of the Closing Date, the JW Entities own or hold valid leases, licenses or other necessary rights (including expectant rights (Anwartschaften)) with respect to all fixed and current assets currently used in the operation of the JW Business.


      5.1.12 Except as shown in Annex 5.1.12, there are no proceedings pending before any courts, authorities or arbitration bodies to which any of the JW Entities is a party with a value in dispute in excess of
              (euro) 100,000 (in words: EURO one hundred thousand) and, to Seller's Knowledge, no such proceedings have been threatened in writing.


      5.1.13 Except for the contracts and agreements listed in Annex 5.1.13/1 or in any other Annex to this Agreement and except for employment agreements and outstanding purchase and sale orders, none of the JW Entities is a party to any contracts or agreements which (i) involve an aggregate outstanding commitment of the respective JW Entity of more than (euro) 250,000 (in words: EURO two hundred fifty thousand) or (ii) involve an aggregate outstanding annual commitment of the respective JW Entity of more than (euro) 125,000 (in words: EURO one hundred twenty-five thousand) and have an outstanding fixed term of more than two (2) years.


              Except for the contracts and agreements listed in Annex 5.1.13/2, none of the JW Entities is a party to any of the following agreements:


              (a) agreements with suppliers whose business with a JW Entity in the period between August 1, 2001 to July 31, 2002 exceeded a value of 5 % of the total purchase volume of the respective JW Entity in the financial years running from August 1, 2000 through July 31, 2001, and from August 1, 2001 through July 31, 2002;


              (b)   franchise agreements with Jack Wolfskin Store Partners;


              (c)   shop-in-shop agreements;


              (d)   distributorship or agency agreements with third parties;


              (e) other customer contracts containing provisions related to discounting or rebates, including the volume discounts granted to the 10 customers who generated the highest turnover in the past financial year running from October 1, 2001 through June 30, 2002 (such volume discounts to be disclosed in Annex 5.1.13/2), but excluding early order and all other volume discounts; margin guarantees, consignment sales, (non-defective) inventory returns;


              (f) loans (Darlehen) extended by any JW Entity or guarantees (Garantien), suretyships (Burgschaften) or any other securities granted by any JW Entity for any indebtedness for any entity other than any other JW Entity;


              (g) agreements with Johnson Group, other than any other JW Entities including agreements with respect to deliveries of goods, services or leases provided by or to such entity;


              (h) joint venture, consortium or cooperation agreements or other agreements with third parties involving a sharing of profits or expenses by the respective JW Entity;


              (i) any contracts or agreements other than those listed in Annexes 5.1.13/1, 5.1.13/2 (a) to (h) and 5.1.9 which are material for the JW Business as conducted in the past containing a change of control provision entitling either party to terminate the contract or agreement as a result of the consummation of this Agreement.


              Furthermore, Annex 5.1.13/2 lists the 15 largest purchase and the 20 largest sale orders, outstanding as of June 30, 2002.


              Except as disclosed in Annex 5.1.13/3 hereto, the agreements and contracts listed in Annexes 5.1.9, 5.1.13/1 or 5.1.13/2 ("Principal Agreements") are in full force and effect and the respective JW Entities are not in breach or default with respect to any material obligations arising under the Principal Agreements.


      5.1.14  Employment Matters


              (a) Annex 5.1.14 (a) contains a true and complete list of all employees in the JW Business - other than employees who are temporarily employed or are reimbursed on an hourly basis ("Temporary Staff") - and, as of the Closing Date, the JW Entities will not employ a number of employees - other than Temporary Staff - exceeding the current number (Annex 5.1.14 (a)) by more than 5 %, provided that employees recruited after the date hereof with the prior written consent of Purchaser shall not be taken into account;


              (b) Annex 5.1.14 (b) hereto contains a true and complete list of all works agreements (Betriebsvereinbarungen) (including social plans), benefit, bonus, retention bonus, pension, compensation, profit sharing or other employee benefit plans and collective labour agreements (Tarifvertrage) that are applicable to or relevant for the JW Entities as of the Closing Date;


              (c) Annex 5.1.14 (c) hereto contains a true and complete list of all individual pension commitments and pension schemes (betriebliche Altersversorgung) with officers and employees of any of the JW Entities as of the Closing Date;


              (d)   Annex 5.1.14(d) hereto contains a true and complete list of
                    (i) all manag ement service contracts
                    (Geschaftsfuhrer-Dienstvertrage) and (ii) of all employment contracts which provide for an annual gross compensation, including special payments such as bonuses or other incentives of more than (euro) 100,000 (in words: EURO one hundred thousand) in each individual case.


      5.1.15 Annex 5.1.15 contains a true and complete list of the material insurance contracts of the JW Entities which are in full force and effect up to Closing Date and, all premiums due up to the Closing Date have been paid.


      5.1.16 As of the Closing Date, the JW Entities have all material public approvals, permits and licenses required for the operation of the JW Business as carried on as of the Closing Date, and, to Seller's Knowledge, there are no indications for a withdrawal, revocation, restriction or amendment of any of these permits and licenses.


      5.1.17 As of the Closing Date, the JW Business is conducted in material compliance with all applicable law in any relevant jurisdiction. No insolvency proceedings have been commenced regarding a JW Entity or have been threatened in writing and there are no circumstances which would require the commencement of such proceedings.


      5.1.18 In the period between June 30, 2002 and the Closing Date, the JW Business will have been operated in the ordinary course and consistent with past practice, except as otherwise expressly provided in this Agreement as a going concern, in particular with regard to investment policies, order-intake policies, and payment and claims procedures. Other than in the ordinary course of business, the JW Entities will not have changed any customer contracts or policies containing provisions related to discounting or rebates (including early order or volume discounts), margin guarantees, consignment sales or (non-defective) inventory returns.


      5.1.19 In the period between June 30, 2002 and the Closing Date, no events will have occurred which would be a Material Adverse Change as defined hereinafter in the business, operations and assets or financial condition or prospects of the JW Business taken as a whole except as disclosed in Annex 5.1.19/1 hereto or as contemplated in this Agreement.


              A Material Adverse Change for purposes of this Sec. 5.1.19 shall be defined as an event which reduces the forecasted EBIT LTM September 30, 2002 (EUR 8.1 million) or the budgeted EBIT for the period ending September 30, 2003 (EUR 9.8 million) according to the management case reviewed by Arthur Andersen and which is attached hereto as Annex 5.1.19/2 (including extraordinary items and provisions). For purposes of assessing EBIT, timing delays of one week or less of inventory shipments shall not be considered a permanent impact to EBIT.


5.2 For the purpose of this Agreement, Seller's Knowledge shall only include the actual knowledge of the persons listed in Annex 5.2 and the knowledge of these persons could have obtained acting with the care of a prudent business man. No knowledge of any other persons shall be considered as, or be attributed to Seller as, Seller's Knowledge.

                                    Article 6
                               Liability of Seller


6.1 In case of the incorrectness of any of the statements set forth in Article 5 which has not been cured on or prior to the Closing Date, Seller may attempt to remedy the incorrectness. If Seller fails to remedy the incorrectness within a reasonable period, such period not to exceed two
      (2) months after Seller has received a written notice by Purchaser regarding the incorrectness of a statement, the following provisions shall apply:


6.2   Any liability of Seller for the incorrectness of any statements made in
      Article 5 pursuant to the following provisions shall be irrespective of fault (verschuldensunabhangig).


6.3 Subject to the limitations set forth in the following provisions, Seller shall, in the event that Purchaser or a JW Entity suffers damages as a result of such incorrectness, pay to Purchaser, or at Purchaser's election to the respective JW Entity, a compensation for the damages suffered by Purchaser or the respective JW Entity as a result of such incorrectness, provided that Seller shall, subject to the following sentence, not be liable for indirect or consequential damages (Folgeschaden) including, but not limited to, loss of profit or any value reductions due to lost earnings or any argument that the purchase price was calculated upon the basis of incorrect assumptions. In case any of the statements made in Secs. 5.1.10, 5.1.11, 5.1.12, 5.1.13, 5.1.16 or 5.1.17 are incorrect and
      Purchaser elects compensation of the damages suffered by the respective JW Entity, the Seller shall be liable for the amount of any profits actually lost by the respective JW Entity as a direct result of such breach, it being understood that no other indirect or consequential damages may be claimed or asserted. The legal principles as to the calculation of damages, mitigation of damages and offsetting of losses by advantages due to the damaging event (Schadensberechnung, Schadensminderung, Vorteilsausgleichung) pursuant to ss.ss. 249 et seq. of the German Civil Code (Burgerliches Gesetzbuch) shall apply.


6.4 Any liability of Seller under this Article 6 shall be excluded to the extent that the claims of Purchaser or the underlying facts or circumstances (i) have been collected under insurance policies or claims against other third parties, or (ii) are covered by any indemnity provisions under this Agreement (no double counting), or (iii) are reflected as liabilities or of the type and within the amount of any of the provisions in the Financial Statement. Any payments actually made by Seller to Purchaser or any of the JW Entities in order to fulfill a liability which is or becomes excluded under the foregoing provisions shall be refunded by Purchaser to Seller immediately upon the occurrence of the event resulting in such an exclusion of liability.


6.5 Any claims of Purchaser shall be excluded to the extent that such claims or the underlying circumstances have prior to the signing of this Agreement been disclosed to Purchaser or any of its officers, directors, employees, agents, accountants or other professional advisors or representatives in any of the documents listed in Annex 6.5 hereto.


6.6 Purchaser may assert any claims for an incorrectness of any of the statements made in Article 5 only if (i) the value of any individual claim exceeds an amount of (euro) 50,000 (in words: EURO fifty thousand) and
      (ii) the value of the aggregate of all claims exceeding the threshold under (i) above exceeds an amount of (euro) 1,000,000 (in words: EURO one million) (Freigrenze). Any liability of Seller for the incorrectness of any of the statements made in Sec. 5.1 other than the statements made in Sec. 5.1.1, 5.1.2, 5.1.3, 5.1.4 and 5.1.5, is limited to an amount of 20 %
      of the Initial Purchase Price. Any liability of the Seller for the incorrectness of any of the statements made in Sec. 5.1.1, 5.1.2, 5.1.3,
      5.1.4 and 5.1.5 is limited to an amount equal to the Initial Purchase
      Price.


6.7 Any liability of Seller other than set forth in this Article 6 for the incorrectness of any of the statements made in Article 5 shall be excluded. Any rights or claims of Purchaser for rescission (Rucktritt) or challenge (Anfechtung) of this Agreement or any other release from this Agreement, be it based on culpa in contrahendo or any other legal grounds, shall be excluded to the extent legally permitted, except for the rescission rights provided for under Sec. 10.3. Furthermore, any other rights or claims of Purchaser in connection with this Agreement and the transactions contemplated herein based on any legal grounds (whether or not relating to matters or factual circumstances covered by any of the statements made in Article 5) including, but not limited to, claims for damages or reduction of purchase price shall be excluded to the extent legally permitted except for claims of Purchaser for fulfillment of such obligations of Seller, which are expressly provided for under this Agreement, or claims for damages in case of a breach of such obligations.


6.8 A liability of Seller pursuant to this Agreement which relates to court judgments, public orders or third party claims asserted against Purchaser or any of the JW Entities requires that Purchaser and/or the respective JW Entity have, at the choice of

      Purchaser, either (i) filed all remedies against such court judgments or public orders or rejected such third party claims and pursued the respective proceedings or matters with the care of a prudent businessman, provided that any costs and expenses reasonably incurred by Purchaser or the respective JW Entity in this context shall be compensated by Seller as and when incurred and proven by proper evidence or (ii) irrevocably authorized Seller or any persons designated by Seller to take (at their own expense) any measures with respect to the respective court judgments, public orders or third party claims, in particular to reject or accept such claims, enter into negotiations, file remedies and pursue the respective proceedings and enter into settlement agreements for and on behalf of Purchaser and/or the respective JW Entity. Purchaser and/or the JW Entities shall thereby under no circumstances be entitled to receive compensation by Seller for any payments made without the prior written consent of Seller unless on the basis of (i) a provisionally or finally enforceable court decision or a provisionally or finally enforceable administrative order (including tax orders) after pursuing the respective proceedings in accordance with the foregoing provisions or (ii) a settlement agreement entered into by Purchaser and/or the respective JW Entity with Seller's prior written consent or for and on behalf of Purchaser and/or the respective JW Entity by Seller or if the claim has been conceded in writing by Seller. Purchaser shall, and shall ensure the respective JW Entity to, inform Seller, and Seller shall inform Purchaser and/or the respective JW Entity about any events and circumstances that may have an effect on the obligations of Seller set forth hereunder without delay. Furthermore, Purchaser shall, and shall ensure the respective JW Entity to, give to Seller and its personnel, agents, accountants and other professional advisors and representatives all necessary support and information in handling such claims including supply of all relevant information, review of business documents and access to business sites.


6.9 Any claims of Purchaser under this Article 6 relating to the incorrectness of any of the statements made in Sec. 5.1.1 - 5.1.3 shall be time-barred as of December 31, 2008 and any claims under this Article 6 relating to the incorrectness of any of the other statements made in Sec. 5.1 shall be time-barred as of December 31, 2003. Any other claims of Purchaser arising from or in connection with this Agreement or the transactions contemplated herein based on any legal grounds shall be time-barred as of December 31, 2005, except for claims under Article 7 which shall be time-barred as set forth therein. Sec. 203 of the German Civil Code shall not apply.

6.10 Purchaser shall, and shall ensure the respective JW Entity to, assign to Seller any claims that Purchaser and/or the respective JW Entity may have against any party in connection with the matters for which Seller is liable hereunder, provided that such obligation shall only exist after Seller has held harmless Purchaser or the respective JW Entity pursuant to this Article 6 and Seller, in pursuing such claims, shall consult with Purchaser in order to avoid any unnecessary impairment of the customer or supplier relationships of the JW Entities.


                                    Article 7
                                       Tax


7.1 Seller shall be liable for, indemnify, and hold harmless, subject to Purchaser's unfettered discretion, the JW Entities and/or Purchaser from all taxes and social security payments including ancillary taxes (steuerliche Nebenleistungen) resulting from tax assessments (Steuerbescheide) or liability assessments (Haftungsbescheide) in connection with taxes (jointly referred to as "Taxes" or "Tax") attributable to a taxable period and/or business year or period ending on or before the Economic Transfer Date, in particular in connection with a Tax audit (such assessment or amendment thereof a "Tax Assessment"), unless such Taxes were calculated as Debt under Annex 3.1.


7.2 Seller shall not be liable under the foregoing paragraph if and to the extent such tax liabilities are shown or provided for in the Financial Statement, provided that the adjustment mechanism in Sec. 3 remains unaffected thereof.


7.3 Purchaser shall be responsible for and shall hold Seller harmless against any Taxes relating to or attributable to the JW Entities attributable to all taxable periods and/or business years or period beginning after the Economic Transfer Date.


7.4 Seller shall be entitled to compensation by Purchaser for Tax refunds or future Tax reductions received by Purchaser or its affiliates (including after the Economic Transfer Date the JW Entities) if and to the extent that Tax Assessments regarding the JW Entities for taxable (assessment) periods or business years or period ending on or before the Economic Transfer Date are amended or assessed, especially by Tax audit, and such amendments will cause future Tax reductions (Steuerminderungen) of Purchaser's or JW Entities' Tax liabilities, e.g. by the increase of acquisition costs of (depreciable) assets reflected in the respective balance sheet which Purchaser and/or JW Entities would not have obtained otherwise. For the avoidance of doubt:

      Future Tax reductions solely and exclusively based on a future step-up in the Tax basis of the JW Entities' assets shall be to the sole benefit of the Purchaser.


7.5 Tax benefits and future Tax reductions which Purchaser or its affiliates (including after the Economic Transfer Date the JW Entities) received in accordance with the aforesaid shall reduce the indemnity up to, or respectively, give Seller a claim against Purchaser of an amount equal to their net present value, based on (i) the assumption of immediate use of Tax loss carry backs (Verlustrucktrage) and loss carry forwards (Verlustvortrage), (ii) the Tax rate for trade tax and corporate income tax purposes applicable as of the date the respective Tax benefits or Tax reductions were received for the first time, and (iii) the net present value being calculated using an interest rate of 6 % p.a.


7.6 Indemnification payments by Seller under this Article 7 shall be made within ten (10) Business Days following written notice by Purchaser, provided that the payment of such amounts to the Tax authority is assessed, and further provided that Seller shall not be required to make any payment earlier than ten (10) Business Days before such Taxes are due. For claims under this Article 7, the provisions of Sec. 6.8 shall apply mutatis mutandis.


7.7 The Purchaser and the Seller agree to furnish or cause to be furnished to each other, upon request, and each at their own expense, as promptly as practicable, such information (including access to books and records, documents or other materials including relevant working papers) and assistance relating to the JW Entities as is necessary for the filing of any Tax return, for the preparation for any Tax audit, and for the prosecution or defense of any claim, suit or proceeding relating to any adjustment or proposed adjustment with respect to Taxes covering any taxable assessment period ending on or before the Closing Date, including making employees available on a mutually convenient basis to provide additional information and explanations of any material provided hereunder.


7.8 Subject to the following provisions, Seller agrees to procure the preparation and filing of all Tax returns of the JW Entities for any taxable assessment period ending on or before June 30, 2002. Purchaser shall procure that the JW Entities file Tax returns for the taxable assessment period including the Economic Transfer Date in accordance with instructions from, and only with the prior written consent of, Seller to the extent such instructions comply with applicable laws. Tax returns for the period including the Economic Transfer Date shall be prepared on a basis consistent with those prepared for prior taxable assessment periods. Purchaser shall procure that Seller is provided with a copy of such completed return at least twenty-five (25) Business Days prior to the due date for the filing of such return, and Seller shall have the right to review such return and statement prior to the filing thereof. In case of disputes, Seller and Purchaser will enter into consultations and will attempt in good faith to resolve any open issues.


      Purchaser shall give to Seller and its personnel, agents, accountants or other professional advisors full information and full access to the books and records of the JW Entities for taxable assessment periods ending on or before or including the Economic Transfer Date, to the extent reasonably requested.


7.9 Each of the Parties shall be notified by the respective other Party of any order announcing a Tax audit that may partially or fully extend to taxable assessment periods ending on or before or including the Economic Transfer Date and any Tax Assessment resulting therefrom. Such notifications must be made immediately after the receipt of the respective order or Tax Assessment.


7.10 The Parties will assist each other in any Tax audit or administrative or court proceeding of the JW Entities relating to any taxable assessment period ending on or before or including the Economic Transfer Date. The Purchaser and the Seller shall keep the respective other party closely informed as to the progress of such Tax audit, or appeal or action against any Tax Assessment resulting from such Tax audit.


7.11 For the announced Tax audit for corporate income and trade tax regarding the taxable periods from 1996 through 2000, Seller may elect to direct itself or through its authorized representative of its own choice who is subject to professional secrecy (Berufsverschwiegenheit) such audit and all administrative or judicial proceedings involving any additional Taxes asserted in such audit. For all Tax audits relating to periods ending on or before or including the Economic Transfer Date (including the Tax audit for the taxable periods from 1996 through 2000 referred to above), Seller, at its request and at its own costs, through its authorized representative who is subject to professional secrecy (Berufsverschwiegenheit), shall be granted the possibility of participating in a Tax audit, inspecting all relevant documents and making all necessary procedural declarations relating to periods ending on or before or including the Economic Transfer Date, provided however, that declarations which could result in a negative effect on the Tax position of one of the JW Entities shall require the prior written consent of the Purchaser which shall not be unreasonably withheld. In case of disputes, Seller and Purchaser will enter into consultations and will attempt in good faith to resolve any open issues. The Purchaser shall, at the request of the Seller, cause any of the JW Entities to appeal (Einlegung eines Einspruchs) and, if necessary, take legal action (Klageerhebung) against a revised Tax Assessment. The Seller shall bear the costs of any appeal and/or action it causes to be pursued. The respective JW Entity shall be represented by a tax counsel appointed by the Purchaser who shall be instructed to consult with the tax counsel appointed by the Seller for that purpose.


7.12 Claims arising according to this Article 7 shall be time-barred after the expiration of a six-month period beginning (i) in case of claims of Purchaser on the date on which the respective Tax Assessment becomes final (bestandskraftig) and (ii) in case of claims of Seller on the date on which a copy of the respective Tax Assessment and of the relevant tax balance sheets and tax returns have been submitted to Seller. ss. 203 of the German Civil Code shall not apply.


                                    Article 8
                   Purchaser's Representations and Warranties


Purchaser hereby warrants and represents as of the date hereof or such other date as expressly provided hereinafter in form of an independent guarantee:


8.1 As of the date hereof and as of the Closing Date, Purchaser will be duly incorporated, validly existing and in good standing under the jurisdiction of its incorporation.


8.2 The execution and performance of this Agreement by Purchaser and the consummation of the transaction contemplated hereby have been, as of the date hereof and as of the Closing Date, duly and validly authorized and approved by all necessary corporate actions and, when executed, this Agreement shall be legally binding and enforceable against Purchaser in accordance with its terms.


8.3 As of the date hereof and as of the Closing Date, the execution of this Agreement and the consummation of the transaction contemplated hereby will not violate the governing documents of Purchaser and no consent, approval or authorization of any third party or government authority is required therefore except as otherwise provided in this Agreement.

                                    Article 9
                           Covenants prior to Closing


In the period between the Economic Transfer Date and the Closing Date, Seller shall ensure the following:


9.1 No additional debt or other obligation for borrowed money is incurred except in the ordinary course of business;


9.2 No fixed assets of the JW Business are sold, merged or consolidated to or with a third party or encumbered with any third party rights outside the ordinary course of business and no material assets or businesses are acquired by purchase, merger or otherwise;


9.3 No shareholders' resolutions of any of the JW Entities regarding capital increases or capital reductions, the creation of authorized capital or any changes of the articles of associations are adopted except as otherwise expressly provided in this Agreement in particular with regard to those resolutions and corporate actions taken for the purpose of effecting the actions contemplated by Sec. 11.5. Seller will inform Purchaser immediately after signing about the actions it has taken or intends to take for such purpose and will provide Purchaser prior to Closing with written information showing that such steps have been taken;


9.4 No shares or other securities including, but not limited to, convertible bonds or stock options are issued by any of the JW Entities, and no rights or claims for the issuance of any such shares or other securities are created and no shares or other securities of any of the JW Entities are redeemed or cancelled;


9.5 No increase of the compensation or benefits as currently agreed are granted and no severance, termination or bonus payments are made by any of the JW Entities to any of its employees, except in the ordinary course of business consistent with past practice or as required by law, common practice (betriebliche Ubung) or contracts or agreements in effect prior to the date of this Agreement;


9.6 The JW Entities shall not, except in the ordinary course consistent with past practice or as expressly provided in this Agreement (i) modify, amend or terminate any Principal Agreements, or (ii) waive, release, compromise or assign any material rights or claims under the Principal Agreements.

                                   Article 10
                      Conditions Precedent for Consummation


10.1 The consummation (Vollzug) of this Agreement shall be subject to the satisfaction (or a waiver pursuant to Sec. 10.2) of the conditions precedent that all consents of, filings and registrations with, and notifications to, all regulatory authorities as set forth in Annex 10.1 (including, but not limited to, those required by EU Merger Control, German antitrust law or the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder) shall have been obtained or made and shall be in full force and effect and all waiting periods required by applicable law shall have expired.


      In case the clearance of any of the transactions contemplated hereby shall be granted by any of the merger control authorities only subject to the fulfillment of certain conditions, obligations or commitments (collectively the "Commitments"), Purchaser hereby undertakes (i) to consent to such Commitments and (ii) to enter into all agreements and carry out all other actions necessary to ensure the fulfillment of such Commitments including, but not limited to, the divestiture of assets and interests, the granting of licenses to third parties and the termination of affiliations with competitors.


      The Parties shall cooperate and provide each other with all necessary assistance to notify the transactions contemplated herein without undue delay to the merger control authorities in charge. Seller shall be given the opportunity to be present at meetings, if any, with the merger control authorities in charge. Each Party must keep the other Party fully informed at all times on all communications and contacts with the merger authorities in charge.


10.2  Seller and Purchaser may jointly waive the condition set forth in Sec.
      10.1 provided that no such waiver will be effective unless it is set forth in writing by the respective Party vis-a-vis the other Party.


10.3  This Agreement may be terminated at any time prior to the Closing Date:


      10.3.1 by either Purchaser or Seller if the conditions precedent under Sec. 10.1 unless waived in accordance with Sec. 10.2 have not been satisfied on or prior to September 5, 2002, provided that neither Purchaser nor Seller will be entitled to terminate this Agreement pursuant to this Article 10 if such Party's breach of this Agreement has prevented satisfaction of the condition or the consummation of the transaction contemplated hereby and notwithstanding any other claims such Party may have resulting from such breach.


      10.3.2 by Purchaser (i) in case of the incorrectness of any of the statements set forth in Article 5 other than Sec. 5.1.19, (ii) in case of a breach on part of the Seller of any obligations or covenants set forth in this Agreement, if such event pursuant to
              (i) or (ii) would otherwise trigger claims of Purchaser or a JW Entity for damages under this Agreement exceeding an aggregate amount of(euro)1,500,000 (in words: EURO one million five hundred thousand) or (iii) in case any circumstance, change in or effect on the JW Business has occurred after June 30, 2002 which is materially adverse to the business, operations and assets or financial condition or prospects of the JW Business taken as a whole, provided that (i), (ii) and/or (iii) result in a Material Adverse Change. A Material Adverse Change for purposes of this Sec. 10.3.2 shall be defined as an event which reduces the forecasted EBIT LTM September 30, 2002 (EUR 8.1 million) or the budgeted EBIT for the period ending September 30, 2003 (EUR 9.8 million) according to the management case reviewed by Arthur Andersen and which is attached hereto as Annex 5.1.19/2 by more than 5 % (including extraordinary items and provisions). For purposes of assessing EBIT, timing delays of one week or less of inventory shipments shall not be considered a permanent impact to EBIT.


              For the avoidance of doubt, in case of termination of this Agreement pursuant to (i) or (iii), Purchaser shall not be entitled to claim damages.


10.4 The termination rights set forth hereunder must be exercised by the respective Party by written declaration to the other Party within a period of fifteen (15) Business Days after the respective Party has obtained knowledge of its right to terminate this Agreement, however, at the latest on the day immediately preceeding the Closing Date.


      In the event of termination of this Agreement by either Purchaser or Seller as provided above, this Agreement will forthwith become void and there will be no liability on the part of any Party to this Agreement to any other Party, except for the obligation of the Parties in Article 12, and except that nothing herein will relieve any Party from any breach of this Agreement prior to such termination.


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


                                   Article 11
                              Additional Agreements


11.1 Seller and Johnson Outdoors have granted the guarantees, sureties and letters of support for the financial indebtedness of the JW Entities as set forth in Annex 11.1 (the "Johnson Guarantees"). The Parties agree that Seller and Johnson Outdoors shall be released from the Johnson Guarantees as of the Closing Date. Seller and Purchaser shall cooperate to obtain the necessary consents for such release from the respective beneficiaries and Purchaser shall afford to such beneficiaries such guarantees, securities and letters of support as may be required to obtain such consent. Until the respective beneficiaries give their consent to such release from the Johnson Guarantees, Purchaser indemnifies Seller and Johnson Outdoors from any liabilities, costs and expenses arising from or in connection with any of the Johnson Guarantees.


11.2 For a period of three (3) years after the Closing Date, Seller shall not, and shall cause the other entities of the Johnson Group not to, directly or indirectly


      (a) compete with any of the JW Entities in the territory listed in Annex 11.2(a)/1 in the area of the JW Business as currently operated, provided that the activities described in Annex 11.2(a)/2 shall not be affected by such non-compete obligations;


      (b) acquire or hold any interests in, or manage, any entity directly or indirectly competing with the Entities as prohibited under Sec. 11.2
            (a) above; provided, however, that (i) Seller may acquire and hold directly or indirectly interests or securities of any entity solely as passive investment so long as such investment does not confer to Seller directly or indirectly more than 10 % of the voting rights of such entity or give Seller the right to be represented in the respective management body or any contractual management or control rights with respect to such entity and (ii) Seller may acquire and hold directly or indirectly interests or securities of any entity as long as less than 10 % of the revenues of such entity or the group to which such entity belongs are derived from a business that directly or indirectly competes with the JW Entities as prohibited under Sec. 11.2 (a) above, provided that in case (ii) Seller will use its respective best efforts to cause such entity to dispose of such competing business on commercially reasonable terms.


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


11.3 For a period of two (2) years after the Closing Date, Seller shall not, and shall cause the other entities of the Johnson Group not to, actively solicit for employment any of the current employees of the JW Entities, provided that general hiring or advertising efforts shall not be affected by such obligations.


11.4 The joint bank account held by the Company and other affiliates of Johnson Outdoors on the basis of a cash pool agreement with Dresdner Bank dated September 5, 1995 as well as any underlying inter-company agreements has been terminated prior to the Economic Transfer Date and the Company has ceased to be a co-owner of the joint account.


11.5 The Parties agree that with effect as of the Closing Date, the Company and the entities of the Johnson Group shall have settled all intercompany accounts, whether they are interest bearing or not, including, but not limited to, any intercompany trade payables and trade receivables, any outstanding liabilities under the domination and profit and loss transfer agreement and the liability to the Seller for the effect of the goodwill pushed down in the amount of EUR 7,669,378.217 (seven-six-six-nine-three-seven-eight-point-two-one-seven) reflected in the financial statements of the Company as per June 30, 2002 prepared in accordance with German HGB and specifically referred in the notes thereto. For the avoidance of doubt, the Parties agree that the amount of Debt and Cash existing as of the Economic Transfer Date shall not change between Economic Transfer Date and Closing Date as a result of the settlement of intercompany accounts under this Sec. 11.5. Seller shall ensure that any trade payables or other intercompany obligations owed by the Company to any entity of Johnson Group still outstanding on the Closing Date shall be waived prior to Closing. Seller shall indemnify Purchaser or the JW Entities from all Taxes resulting from the settlement or waiver of any intercompany accounts under this Sec. 11.5.


11.6 With a resolution dated April 4, 2002, as amended May 29, 2002, the shareholders of the Company resolved a short fiscal year running from October 1, 2001 to June 30, 2002. Such amendment of the articles of association was entered into the commercial register of the Company on June 7, 2002. The Company and the Seller entered into an agreement dated June 18, 2002 to terminate the domination and profit and loss transfer agreement with effect as of June 30, 2002. The shareholders of the Seller and the Company have approved such termination at shareholders' meetings on June 18, 2002 and June 24, 2002, respectively. The termination was entered into the commercial register of the Company on July 2, 2002. In case such termination of the domination and profit and loss transfer agreement was not valid, Seller and Purchaser shall undertake that Seller, Purchaser and Company are put into a position as if the domination and profit and loss transfer agreement had been validly terminated as of June 30, 2002.


11.7 In the period between signing of this Agreement and the Closing Date, the Purchaser and Purchaser's directors, officers, employees, affiliates, agents, advisors and representatives shall not contact the Company or any of its officers, directors, employees, affiliates, suppliers or customers without the prior written consent of Johnson Outdoors. Such consent can either be given for each individual contact or in the form of a general consent with regard to certain issues as stated in the respective written consent.


11.8 Johnson Outdoors hereby guarantees the performance of all Seller's obligations vis-a-vis the Purchaser as agreed herein.


11.9 Purchaser will ensure that the Company will offer support and supply products, for a period of 24 months after Closing Date, to Johnson Group or - with regard to the fulfillment of orders at the discretion of the Seller - directly to the store partners listed in Annex 11.9/1, with regard to the current US and Canadian activities related to the JW Business, in accordance with past practice and as more particularly described in Annex 11.9/2. Seller shall ensure that the service agreement between the Company and Johnson Worldwide Associates Canada n/k/a Johnson Outdoors Canada Inc. dated December 31, 1998 will be terminated with effect as of Closing.


11.10 Seller will execute and deliver all further instruments and documents, and take all further action, that may be necessary, or that Purchaser may reasonably request, in order to enable the JW Entities to exercise and enforce their rights and remedies hereunder with respect to any Owned Intellectual Property Rights. Seller will in particular execute all documents, declarations or actions as are necessary to achieve registration of Purchaser as owner at the national trademark and patent offices that have issued such Owned Intellectual Property Rights which registration shall, however, be executed at Purchaser's cost and expense.


                                   Article 12
                                  Miscellaneous


12.1 The terms of this Agreement shall be kept confidential, except as may be otherwise required pursuant to law, stock exchange rules, judicial or official compulsion, in which case the disclosing Party shall notify the other Parties in advance of the impending disclosure, except as otherwise permitted by Sec. 12.2.


12.2 No press releases related to this Agreement and the transaction contemplated herein, or other announcements to the employees, customers or suppliers of the JW Business will be issued without the mutual approval of all Parties hereto, except any public disclosure which any Party in good faith believes is required by law or regulation or stock exchange rules.


12.3 Each of the Parties shall pay all of its expenses (including fees and expenses of legal counsel, financial advisors or other representatives or consultants) incurred by it in connection with the preparation, negotiation, execution and implementation of this Agreement except as otherwise provided herein. The costs of the notarization of this Deed shall be born by the Purchaser.


12.4 The Parties shall not be entitled to set-off (Aufrechnung) of, or retention (Zuruckbehaltung) with regard to, any rights or claims against any obligation of the other Parties arising under or in connection with this Agreement unless as set forth in Sec. 2.3 or as expressly agreed upon between the Parties or unless such rights or claims of such Party are finally adjudicated.


12.5 In case any Party does not make any payment on the time and in the amount owed pursuant to the provisions hereunder, the outstanding amount shall bear interest as from the due date at a rate of 8 % above base rate (Basiszinssatz) according to Sec. 247 of the German Civil Code.


12.6 This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assignees. This Agreement or any rights or obligations hereunder shall not be assignable by either Party except with the prior written consent of the other Party.


12.7 All notices, demands and other communications given or delivered under this Agreement will be in writing and will be deemed to have been given when personally delivered or delivered by express courier service or telecopied. Notices, demands and communications to the Parties will, unless another address is specified in writing, be sent to the addresses indicated below:

              Notices to Seller:


              Alisa Swire
              Vice President, Business Development and Legal Affairs Johnson Outdoors Inc.
              555 Main Street, Suite 028
              Racine, WI 53403
              USA
              Telephone Number: +1-262-631-6644
              Telecopy Number:   +1-262-631-6610


              with a copy to:
              Dr. Thomas Konig
              Shearman & Sterling
              Gervinusstra(beta)e 17
              60322 Frankfurt am Main
              Germany
              Telephone Number: +49-69-9711-1000
              Telecopy Number:   +49-69-9711-1100


              Notices to Purchaser:


              Dwight Poler
              Ulrich Biffar
              Bain Capital Ltd.
              6th Floor, Devonshire House
              Mayfair Place
              W1J 8AJ London
              United Kingdom
              Telephone Number: +44-20-7514-5252
              Telecopy Number: +44-20-7514-5250
              with a copy to:
              Dr. Jorg Kirchner
              Ashurst Morris Crisp
              Prinzregentenstra(beta)e 18
              80538 Munich
              Germany
              Telephone Number: +49-89-244421-100
              Telecopy Number:   +49-89-244421-101


12.8 This Agreement may be amended by the Parties at any time provided that any such amendments will be binding only if set forth in writing executed by each of the Parties unless notarization is required by law. The requirement to amend this Agreement only in writing is also valid for this Sec. 12.8.


12.9 This Agreement and the documents referred to herein contain the entire agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, which may have been related to the subject matter hereof in any way, except as otherwise expressly provided herein. All annexes referred to herein are an integral part of this Agreement and any reference to this Agreement shall include such annexes.


12.10 If any of the provisions of this Agreement is or becomes invalid or unenforceable, the remaining provisions of this Agreement shall remain unaffected. The invalid or unenforceable provision shall be replaced by a valid or enforceable provision which comes as close as possible to the commercial purpose of the invalid or unenforceable provision.


12.11 The validity, interpretation and fulfillment of this Agreement shall be governed by the law of the Federal Republic of Germany (excluding the Vienna Convention on International Sales Contracts).


      All disputes arising in connection with this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by three arbitrators appointed in accordance with the said Rules. The seat of arbitration shall be Frankfurt am Main, Germany, and the language shall be English.

IN WITNESS THEREOF this Notarial Deed including the Annex hereto (replacement of one page of Annex 5.1.13/1) has been read aloud to the persons appearing and was confirmed and approved by the persons appearing. The persons appearing then signed this Deed. All this was done at the day herebelow written in the presence of me, the Notary Public, who also signed this Deed and affixed my official Seal.


Basel, this 28th (twenty-eighth) day of August 2002 (two thousand and two)



                                               /s/ John Maurer
                                               --------------------------------
                                               John Maurer


                                               /s/ Frank Meckes
                                               --------------------------------
                                               Frank Meckes


                                               /s/ Stephan Cueni
                                               --------------------------------
                                               Stephan Cueni, Notary Public